Exhibit 99.1

Media Inquiries:	Investor Inquiries:
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Owens Corning Reports 2008 Third-Quarter Results

Strong Roofing and Composites Performance Drives Results

TOLEDO, Ohio – Oct. 29, 2008 – Owens Corning (NYSE: OC) reported today that consolidated net sales increased 28 percent to $1.6 billion during the third quarter, compared with $1.3 billion in the third quarter of 2007. Third-quarter sales were up due to strong performance in the Roofing and Asphalt and Composites businesses.

Excluding comparability items, Owens Corning’s adjusted earnings from continuing operations were $94 million, or $0.72 per adjusted diluted share, compared with $56 million, or $0.42 per adjusted diluted share during the third quarter last year. See Tables 2 and 3 for a discussion and reconciliation of items that affect comparability.

As the result of a non-cash charge of $899 million to establish an accounting valuation allowance against net U.S. deferred tax assets related to its net operating losses, Owens Corning’s third-quarter earnings from continuing operations were a loss of $810 million, or $6.36 per share. The non-cash charge will have no impact on the company’s ability to utilize the net operating losses to offset future U.S. profits. The company believes its U.S. operations will have sufficient profitability during the remaining tax-loss carryforward period to realize substantially all of the economic value of the net operating losses before they expire.

Consolidated Third-Quarter and Nine-Month Results

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Earnings before interest and taxes (EBIT) from continuing operations in the third quarter of 2008 were $98 million, compared with $83 million during the same period in 2007, an increase of 18 percent. Excluding comparability items (see Table 2), adjusted EBIT from continuing operations for the third quarter of 2008 was $111 million compared with $102 million during the same period in 2007.

Copyright © 2008 Owens Corning

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For the first nine months, EBIT was $181 million, compared with $191 million during the same period of 2007. Excluding comparability items (see Table 2), adjusted EBIT for the first nine months of 2008 was $242 million, compared with $253 million during the same period in 2007.

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Gross margin as a percentage of sales for the third quarter of 2008 declined by one percentage point compared to the third quarter of 2007, while it declined by two percentage points for the nine months ended September 30, 2008 compared to the same period in 2007. This was a result of margin improvements in our Composite Solutions and Roofing and Asphalt segments and lower margins in our Insulating Systems segment.

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Owens Corning’s organization-wide safety expectation provides a safer work environment for employees, improves manufacturing processes and reduces costs. For the nine-month period ending September 30, 2008, the company reduced workplace injuries by 35 percent, compared with its 2007 year-end rate.

“I’m pleased with the quarter as the results are in line with our objectives for the year,” said Mike Thaman, chairman and chief executive officer. “The integration of our composites acquisition is on track. We are exceeding our year-one synergy goals. Our Roofing and Asphalt business has improved performance with a streamlined asset base, significant productivity and an improved product mix. Our Insulation business will be profitable for the year in a very difficult U.S. housing market. We’ve maintained a strong balance sheet and are benefiting from a solid capital structure that provides more than adequate liquidity.”

Owens Corning continues to estimate that 2008 adjusted EBIT will be at least $265 million. The company previously announced that strength in Roofing and Asphalt performance creates an additional upside of up to 10 percent in that adjusted EBIT guidance. The company excludes from this estimate items impacting comparability.

Non-Cash Charge Establishes Accounting Valuation Allowance Against U.S. Deferred Tax Assets

Owens Corning recorded a non-cash charge of $899 million in the third quarter of 2008 to establish an accounting valuation allowance against net U.S. deferred tax assets related to its net operating losses. The action was taken in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”).

The company concluded that an accounting valuation allowance was required based on the company’s U.S. losses before income taxes in 2007 and so far in 2008, and its current estimates for near term U.S. results during the continuing U.S. housing downturn. Owens Corning has significant non-U.S. profitability.

The accounting valuation allowance is a non-cash charge and will have no impact on Owens Corning’s cash flow, liquidity or credit facilities. The charge reduced Owens Corning’s reported third quarter diluted earnings per share by $7.06.

This accounting valuation allowance is necessary under U.S. GAAP guidelines to adjust the value of the company’s net U.S. deferred tax assets based on its outlook for near-term future fiscal periods.

For federal tax purposes, the net operating losses begin to expire in 2026. For state tax purposes, the expiration period could be sooner. The company will periodically review the accounting valuation allowance and will reverse the charge partially or totally, when, and if, appropriate under SFAS 109.

Other Financial Items

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During the first quarter of 2007, Owens Corning announced a share buy-back program under which the company was authorized to repurchase up to 5 percent of Owens Corning’s outstanding common stock. During the third quarter, the company repurchased 1.9 million shares at an average price of $22.23 per share. For the nine-month period ending September 30, 2008, the company repurchased 2.9 million shares at an average price of $22.70 per share. On September 30, 2008, the company had 128.8 million shares outstanding and approximately 3.6 million shares remaining available for repurchase under the current program.

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As part of the operational integration of its composites acquisition, Owens Corning sold precious metals during the third quarter of 2008 that resulted in a net gain of $26 million. The sales were part of the company’s ongoing program to reduce its operational requirements for certain precious metals and to use the proceeds to acquire other precious metals in order to reduce metal lease obligations.

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At the end of the third quarter of 2008, Owens Corning had net debt of approximately $2.0 billion, comprised of $2.1 billion of short- and long-term debt and cash-on-hand of $76 million. Net debt is currently expected to be at about last year’s level of $1.9 billion at year’s end.

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Owens Corning’s federal tax net operating loss carryforward, primarily resulting from the distribution of cash and stock to settle its prior Chapter 11 case in 2006, was $3.0 billion at the end of the third quarter of 2008. The company’s U.S. cash tax rate is now expected to be less than 2 percent for at least the next 10 to 15 years.

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During the third quarter of 2008, depreciation and amortization totaled $84 million. Owens Corning currently estimates that depreciation and amortization from continuing operations will total approximately $315 million in 2008.

Outlook

Owens Corning expects its Composites business to have a solid fourth quarter. Synergy achievements and improved productivity will help to offset a somewhat weaker global market. The company now estimates that it will achieve at least $50 million in acquisition-related synergies in 2008, up from its prior estimate of $30 million.

Overall weakness in the U.S. housing market will continue to affect demand for Owens Corning’s residential insulation products into 2009.

Consistent with stronger performance year-to-date and the opportunity to advance certain investments to create shareholder value, capital expenditures in 2008 could be somewhat higher than prior guidance of $350 million. Capital investments will be accelerated to achieve growth and synergies in the Composites business and to fund energy-reduction programs company-wide.

Before the accounting valuation allowance, Owens Corning anticipates that its 2008 global effective tax rate will be substantially below the U.S. federal income tax rate. The company expects its U.S. cash taxes will be minimal, and that its cash effective tax rate in its foreign operations will be 15 percent or less in 2008.

Business Segment Highlights

Composite Solutions

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Net sales for the third quarter of 2008 were $589 million, a 48-percent increase from $397 million during the same period in 2007. Substantially all of the increase was the result of incremental sales from the company’s composites acquisition. The effect of translating sales from foreign currencies into U.S. dollars increased sales by $12 million during the third quarter and $72 million through the first nine months compared with the same periods in 2007.

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EBIT from continuing operations for the third quarter of 2008 was $54 million, compared with $26 million during the same period in 2007. Approximately two-thirds of the increase was due to incremental earnings associated with the company’s composites acquisition, net of divestitures. The remainder of the increase was due to improved manufacturing productivity and the effect of translating profits from foreign currencies into U.S. dollars.

Insulating Systems

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Net sales for the third quarter of 2008 were $412 million, an 11-percent decrease from $462 million during the same period in 2007. Sales for residential insulation products continue to be significantly impacted by the reduction in new residential construction and repair and remodeling in the U.S.

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EBIT from continuing operations for the third quarter of 2008 was break even, compared with $42 million during the same period in 2007. Approximately two-thirds of the decrease in EBIT was due to lower selling prices and inflation in raw materials, energy and delivery costs.

Roofing and Asphalt

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Net sales for the third quarter of 2008 were a record $616 million, a 63-percent increase from $379 million during the same period in 2007. The increase was the result of higher selling prices as a result of inflation in raw material and delivery costs, and higher volumes and improved product mix.

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EBIT from continuing operations for the third quarter of 2008 was $95 million, compared with $15 million during the same period in 2007. The increase was due to higher prices, improvements in manufacturing and material efficiencies, benefits from a streamlined asset base, enhanced product mix and increased sales volumes.

Other Building Materials and Services

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Net sales for the third quarter of 2008 were $67 million, a 14-percent decrease from $78 million during the same period in 2007. The decrease was primarily the result of declines in the company’s Masonry Products business related to the lower demand from new construction and repair and remodeling markets in the U.S.

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EBIT from continuing operations for the third quarter of 2008 was a loss of $3 million, compared with earnings of $7 million during the same period in 2007. The change was primarily due to the decline in sales volumes and higher idle facility costs in Masonry Products related to the continued weakness in new construction and repair and remodeling markets in the U.S.

Full-year 2008 results are currently scheduled to be announced on February 18, 2009.

Conference Call and Presentation

Wednesday, October 29, 2008

11 a.m. ET

All Callers

Live dial-in telephone number: 1-866-543-6411 or 1-617-213-8900

(Please dial in 10 minutes before conference call start time)

Passcode: 44640815

Presentation

To view the slide presentation during the conference call, please log on to the live webcast at http://www.owenscorning.com/investors.

A telephone replay will be available through November 12, 2008 at 1-888-286-8010 or 1-617-801-6888. Passcode: 35081730. A replay of the webcast will also be available at www.owenscorning.com/investors.

About Owens Corning

Owens Corning (NYSE: OC) is a leading global producer of residential and commercial building materials, glass fiber reinforcements and engineered materials for composite systems. A Fortune 500 company for 54 consecutive years, Owens Corning is committed to driving sustainability through delivering solutions, transforming markets and enhancing lives. Founded in 1938, Owens Corning is a market-leading innovator of glass fiber technology with sales of $5 billion in 2007 and 18,000 employees in 26 countries on five continents. Additional information is available at www.owenscorning.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside the control of the company, which could cause actual results to differ materially from those projected in these statements and from the company’s historical results and experience. Such factors include competitive factors, pricing pressures, availability and cost of energy and materials, acquisitions and achievement of expected synergies therefrom, general economic conditions, the effect of industry and economic conditions on the market and operating conditions of our customers and factors detailed from time to time in the company’s Securities and Exchange Commission filings. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Table 1

Owens Corning and Subsidiaries

Consolidated Statements of Earnings (Loss)

(Unaudited)

(in millions, except per share data)

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
NET SALES	$1,629	$1,268	$4,556	$3,674
COST OF SALES	1,373	1,055	3,861	3,036

Gross Margin	256	213	695	638

OPERATING EXPENSES
Marketing and administrative expenses	151	102	458	365
Science and technology expenses	16	15	52	46
Restructuring costs (credits)	2	(1)	8	(3)
Chapter 11-related reorganization items	—	1	—	4
Employee emergence equity program expense	6	8	20	28
Gain (loss) on sale of fixed assets and other	(17)	5	(24)	7

Total operating expenses	158	130	514	447

EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST AND TAXES	98	83	181	191

Interest expense, net	29	27	90	90

EARNINGS FROM CONTINUING OPERATIONS BEFORE TAXES	69	56	91	101

Income tax expense	880	16	884	30

EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST AND EQUITY IN NET EARNINGS (LOSS) OF AFFILIATES	(811)	40	(793)	71

Minority interest and equity in net earnings (loss) of affiliates	1	(2)	(1)	(4)

EARNINGS (LOSS) FROM CONTINUING OPERATIONS	(810)	38	(794)	67

Discontinued operations	—	—	—	—
Earnings from discontinued operations, net of tax of $3 and $5 respectively, for each of the three months and nine months ended September 30, 2007	—	8	—	9
Gain on sale of discontinued operations, net of tax of $41	—	66	—	66

Total earnings from discontinued operations	—	74	—	75

NET EARNINGS (LOSS)	$(810)	$112	$(794)	$142

BASIC EARNINGS (LOSS) PER COMMON SHARE

Earnings (loss) from continuing operations	$(6.36)	$0.30	$(6.17)	$0.52
Earnings from discontinued operations	—	0.57	—	0.59

Basic net earnings (loss) per common share	$(6.36)	$0.87	$(6.17)	$1.11

DILUTED EARNINGS (LOSS) PER COMMON SHARE

Earnings (loss) from continuing operations	$(6.36)	$0.30	$(6.17)	$0.52
Earnings from discontinued operations	—	0.57	—	0.58

Diluted net earnings (loss) per common share	$(6.36)	$0.87	$(6.17)	$1.10

WEIGHTED AVERAGE COMMON SHARES

Basic	127.4	128.4	128.6	128.3
Diluted	127.4	129.0	128.6	128.9

Table 2

Owens Corning and Subsidiaries

EBIT Reconciliation Schedules

(Unaudited)

(in millions)

For purposes of internal review of Owens Corning’s year-over-year operational performance, management excludes from net earnings (loss) certain items it believes are not the result of current operations, and therefore affect comparability. Additionally, management views net precious metal lease (expense) income as a financing item included in net interest expense rather than as a product cost included in cost of sales. The adjusted financial measures resulting from these adjustments are used internally by Owens Corning for various purposes, including reporting results of operations to the Board of Directors, analysis of performance and related employee compensation measures. Although management believes that these adjustments result in measurements that provides it a useful representation of its operational performance, the adjusted measures should not be considered in isolation or as a substitute for net earnings (loss) as prepared in accordance with accounting principles generally accepted in the United States. Items affecting comparability and a reconciliation of net earnings (loss) to adjusted earnings from continuing operations before interest and taxes are shown in the tables below.

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
ITEMS AFFECTING COMPARABILITY
Chapter 11-related reorganization items	$—	$(1)	$—	$(4)
Net precious metal lease (expense) income	(1)	3	(7)	6
Restructuring and other (costs) credits	(2)	1	(8)	3
Acquisition integration and transaction costs	(20)	(3)	(52)	(21)
Gains (losses) on sales of assets and other	16	—	36	(7)
Employee emergence equity program expense	(6)	(8)	(20)	(28)
Asset impairments	—	(11)	(10)	(11)

Total items affecting comparability	$(13)	$(19)	$(61)	$(62)

RECONCILIATION TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST AND TAXES

NET EARNINGS (LOSS)	$(810)	$112	$(794)	$142
Earnings from discontinued operations, net of tax of $3 and $5 respectively, for each of the three months and nine months ended September 30, 2007	—	8	—	9
Gain on sale of discontinued operations	—	66	—	66

Total earnings from discontinued operations	—	74	—	75

EARNINGS (LOSS) FROM CONTINUING OPERATIONS	(810)	38	(794)	67
Minority interest and equity in net earnings (loss) of affiliates	1	(2)	(1)	(4)

EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST AND EQUITY IN NET EARNINGS (LOSS) OF AFFILIATES	(811)	40	(793)	71
Income tax expense	880	16	884	30

EARNINGS FROM CONTINUING OPERATIONS BEFORE TAXES	69	56	91	101
Interest expense, net	29	27	90	90

EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST AND TAXES	98	83	181	191
Adjustment to remove items affecting comparability	13	19	61	62

ADJUSTED EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST AND TAXES	$111	$102	$242	$253

Table 3

Owens Corning and Subsidiaries

EPS Reconciliation Schedules

(Unaudited)

(in millions, except per share data)

For purposes of internal review of Owens Corning’s year-over-year operational performance, management excludes from net earnings (loss) certain items it believes are not the result of current operations, and therefore affect comparability. Additionally, management views net precious metal lease (expense) income as a financing item included in net interest expense rather than as a product cost included in cost of sales. Furthermore, management believes the non-cash charge to establish an accounting valuation allowance against U.S. deferred tax assets, should be excluded from adjusted earnings from continuing operations. The adjusted financial measures resulting from these adjustments are used internally by Owens Corning for various purposes, including reporting results of operations to the Board of Directors, analysis of performance and related employee compensation measures. Although management believes that these adjustments result in measurements that provides it a useful representation of its operational performance, the adjusted measures should not be considered in isolation or as a substitute for net earnings (loss) as prepared in accordance with accounting principles generally accepted in the United States. Items affecting comparability, a reconciliation from net earnings (loss) to adjusted earning from continuing operations, a reconciliation from diluted earnings (loss) per share from continuing operations to adjusted diluted earnings per share and a reconciliation from weighted-average shares outstanding used for diluted earnings per share to adjusted diluted shares outstanding are shown in the tables below.

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
ITEMS AFFECTING COMPARABILITY
Chapter 11-related reorganization items	$—	$(1)	$—	$(4)
Net precious metal lease (expense) income	(1)	3	(7)	6
Restructuring and other (costs) credits	(2)	1	(8)	3
Acquisition integration and transaction costs	(20)	(3)	(52)	(21)
Gains (losses) on sales of assets and other	16	—	36	(7)
Employee emergence equity program expense	(6)	(8)	(20)	(28)
Asset impairments	—	(11)	(10)	(11)

Total items affecting comparability	$(13)	$(19)	$(61)	$(62)

RECONCILIATION TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS

NET EARNINGS (LOSS)	$(810)	$112	$(794)	$142
Earnings from discontinued operations, net of tax of $3 and $5 respectively, for each of the three months and nine months ended September 30, 2007	—	8	—	9
Gain on sale of discontinued operations	—	66	—	66

EARNINGS (LOSS) FROM CONTINUING OPERATIONS	(810)	38	(794)	67
Adjustment to remove items affecting comparability	13	19	61	62
Adjustment to classify net metal lease (expense) income as interest	(1)	3	(7)	6
Adjustment to remove accounting valuation for U.S. deferred tax assets	899	—	899	—
Tax effect of adjustments of 58%*, 18%, 39% and 29%, respectively	(7)	(4)	(21)	(20)

ADJUSTED EARNINGS FROM CONTINUING OPERATIONS	$94	$56	$138	$115

RECONCILIATION TO ADJUSTED DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS

DILUTED EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS	$(6.36)	$0.30	$(6.17)	$0.52
Convert to diluted earnings per share on net earnings	0.12	—	0.09	—
Adjustment to remove items affecting comparability	0.10	0.13	0.47	0.47
Adjustment to classify net precious metal lease (expense) income as interest	(0.01)	0.02	(0.05)	0.05
Adjustment to remove accounting valuation for U.S. deferred tax assets	6.92	—	6.88	—
Tax effect of adjustments of 58%*, 18%, 39% and 29%, respectively	(0.05)	(0.03)	(0.16)	(0.15)

ADJUSTED DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.72	$0.42	$1.06	$0.89

RECONCILIATION TO ADJUSTED DILUTED SHARES OUTSTANDING

Weighted-average shares outstanding used for diluted earnings per share	127.4	129.0	128.6	128.9
Non-vested restricted shares **	1.5	—	1.1	—
Shares related to employee emergence program	1.0	2.8	1.0	2.8

Adjusted diluted shares outstanding	129.9	131.8	130.7	131.7

*	The 58% tax rate on the items impacting comparability for the three months ended September 30, 2008 is the result of gains on sales of assets and other producing tax expense at an effective rate of 15%, while all other items produced a net tax benefit at an effective rate of 34%.
**	For the three and nine months ending September 30, 2008, Owens Corning reported a net loss, and therefore earnings per share was not diluted. When management internally reviews its performance and excludes the items impacting comparability as shown above, the result is an adjusted earnings from continuing operations. As such, the dilutive effect of non-vested restricted shares is now included in the computation of adjusted diluted earnings per share from continuing operations.

Table 4

Owens Corning and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in millions)

	September 30, 2008	December 31, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$76	$135
Receivables, less allowances of $22 in 2008 and $23 in 2007	957	721
Inventories	810	821
Restricted cash – disputed distribution reserve	31	33
Assets held for sale – current	9	53
Other current assets	115	92

Total current assets	1,998	1,855
Property, plant and equipment, net	2,782	2,776
Goodwill	1,124	1,174
Intangible assets	1,204	1,210
Deferred income taxes	—	484
Assets held for sale – non-current	5	174
Other non-current assets	227	199

TOTAL ASSETS	$7,340	$7,872

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,294	$1,137
Accrued interest	31	12
Short-term debt	40	47
Long-term debt – current portion	5	10
Liabilities held for sale – current	6	40

Total current liabilities	1,376	1,246
Long-term debt, net of current portion	2,045	1,993
Pension plan liability	78	146
Other employee benefits liability	294	293
Deferred income taxes	291	—
Liabilities held for sale – non-current	1	8
Other liabilities	116	161
Commitments and contingencies
Minority interest	42	37
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.01 per share 10 shares authorized; none issued or outstanding at September 30, 2008 and December 31, 2007	—	—
Common stock, par value $0.01 per share 400 shares authorized; 131.7 and 130.8 issued and outstanding at September 30, 2008 and December 31, 2007, respectively	1	1
Additional paid in capital	3,816	3,784
Accumulated earnings (deficit)	(763)	31
Accumulated other comprehensive earnings	109	173
Cost of common stock in treasury; 2.9 shares at September 30, 2008	(66)	(1)

Total stockholders’ equity	3,097	3,988

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,340	$7,872

Table 5

Owens Corning and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

(in millions)

	Nine Months Ended	Nine Months Ended
	September 30,	September 30,
	2008	2007
NET CASH FLOW USED FOR OPERATING ACTIVITIES
Net earnings	$(794)	$142
Adjustments to reconcile net earnings to cash used for operating activities:
Depreciation and amortization	240	239
Gain on sale of businesses and fixed assets	(49)	(110)
Impairment of fixed and intangible assets	11	22
Deferred income taxes	857	43
Provision for pension and other employee benefits liabilities	29	31
Employee emergence equity program expense	20	28
Stock-based compensation expense	15	6
Decrease in restricted cash – disputed distribution reserve	2	31
Payments related to Chapter 11 filings	(2)	(26)
Increase in receivables	(264)	(161)
Increase in inventories	(25)	(31)
Increase in prepaid and other assets	(19)	(1)
Increase (decrease) in accounts payable and accrued liabilities	54	(113)
Pension fund contribution	(69)	(117)
Payments for other employee benefits liabilities	(18)	(20)
Other	(5)	(2)

Net cash flow used for operating activities	(17)	(39)

NET CASH FLOW USED FOR INVESTING ACTIVITIES
Additions to plant and equipment	(294)	(167)
Investment in subsidiaries and affiliates, net of cash acquired	—	(31)
Proceeds from the sale of assets or affiliates	269	437

Net cash flow used for investing activities	(25)	239

NET CASH FLOW PROVIDED BY (USED FOR) FINANCING ACTIVITIES
Proceeds from long-term debt	12	617
Payments on long-term debt	(8)	(78)
Proceeds from revolving credit facility	457	383
Payments on revolving credit facility	(415)	(383)
Payment of note payable to 524(g) Trust	—	(1,390)
Net increase (decrease) in short-term debt	(7)	3
Purchases of treasury stock	(62)	—

Net cash flow provided by (used for) financing activities	(23)	(848)

Effect of exchange rate changes on cash	6	9

NET DECREASE IN CASH AND CASH EQUIVALENTS	(59)	(639)
Cash and cash equivalents at beginning of period	135	1,089

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$76	$450

Table 6

Owens Corning and Subsidiaries

Business Segment Information

(Unaudited)

(in millions)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
NET SALES
Reportable Segments
Composite Solutions	$589	$397	$1,915	$1,152
Insulating Systems	412	462	1,198	1,322
Roofing and Asphalt	616	379	1,397	1,099
Other Building Materials and Services	67	78	189	234

Total reportable segments	1,684	1,316	4,699	3,807
Corporate eliminations	(55)	(48)	(143)	(133)

Consolidated net sales	$1,629	$1,268	$4,556	$3,674

EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INTEREST AND TAXES
Reportable Segments
Composite Solutions	$54	$26	$189	$77
Insulating Systems	—	42	23	137
Roofing and Asphalt	95	15	115	36
Other Building Materials and Services	(3)	7	(11)	18

Total reportable segments	$146	$90	$316	$268

RECONCILIATION TO CONSOLIDATED EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST AND TAXES
Chapter 11-related reorganization items	$—	$(1)	$—	$(4)
Net precious metal lease (expense) income	(1)	3	(7)	6
Restructuring and other (costs) credits	(2)	1	(8)	3
Acquisition integration and transaction costs	(20)	(3)	(52)	(21)
Gains (losses) on sales of assets and other	16	—	36	(7)
Employee emergence equity program expense	(6)	(8)	(20)	(28)
Asset impairments	—	(11)	(10)	(11)
General corporate (expense) income	(35)	12	(74)	(15)

CONSOLIDATED EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST AND TAXES	$98	$83	$181	$191